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                                                                    EXHIBIT 99.1

NEWS Release                                                       [PER-SE LOGO]

FOR IMMEDIATE RELEASE                                PER-SE TECHNOLOGIES
                                                     2840 Mt. Wilkinson Parkway
                                                     Atlanta, Georgia 30339
                                                     877/73PER-SE toll free

                                                     PER-SE COMPANY
CONTACT:
                                                      Michele Howard
                                                     Per-Se Technologies
                                                     voice: 770/444-5603
                                                     email: media@per-se.com

                   PER-SE TECHNOLOGIES COMPLETES TENDER OFFER;
                              SECURES NEW FINANCING

ATLANTA -- SEPTEMBER 11, 2003 -- Per-Se Technologies, Inc. (Nasdaq: PSTI), a leader in delivering comprehensive business management outsourcing services, financial and administrative software solutions, and Internet-enabled connectivity to the healthcare industry, today announced the completion of its tender offer and the closing of a new senior credit facility.

         "The completion of our refinancing initiative will yield a permanent reduction in our debt level of approximately $35 million and an annualized cash interest expense savings of approximately $7.5 million to $8 million, based on current rates," stated Philip M. Pead, Per-Se's chairman, president and chief executive officer. "We expect to continue to generate strong free cash flow from our operations, which combined with the lower interest costs, will allow improved financial flexibility and further debt reduction."

         The Company successfully completed the cash tender offer dated August 12, 2003, for its outstanding $160 million 9 1/2% senior notes, in which $143.6 million were tendered. The tender funding date is Thursday, September 11, 2003, with all holders who validly tendered their notes receiving accrued and unpaid interest up to, but not including, the payment date. The remaining $16.4 million in outstanding 9 1/2% senior notes will be

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retired through the call initiated by the Company on August 12, 2003, at the current redemption price of 102.375% plus accrued and unpaid interest. The call expires at 5:00 p.m., U.S. Eastern time, on Thursday, September 18, 2003, and all remaining outstanding senior notes will be retired at that time.

         The Company's new senior credit facility consists of a $125 million Term Loan B and a $50 million revolving credit facility. The Term Loan B bears interest at a rate of LIBOR plus 4.25% and matures in five years. The revolving credit facility has an interest rate that varies between LIBOR plus 3.00% and LIBOR plus 3.50%, based on performance, and matures in three years. Proceeds from the Term Loan B and cash on hand were used to fund the tender offer. The Company plans to use cash on hand to fund the call and has incurred no borrowings under the revolving credit facility.

                                    - more -

         During the third quarter, the Company expects to incur expenses related to the refinancing transactions of approximately $6 million, including the write-off of unamortized deferred financing costs associated with the original $175 million 9 1/2% senior notes issue, the tender offer premium, the call premium and other costs.

Questions regarding the tender offer may be directed to the exclusive dealer manager, Banc of America Securities LLC, at 888-292-0070 (toll free) or 704-388-4807 (collect). Information regarding the call, expiring on Thursday, September 18, 2003, has been posted with the Depositary Trust Company.

ABOUT PER-SE TECHNOLOGIES

    Per-Se Technologies (Nasdaq: PSTI) is a leader in delivering comprehensive business management outsourcing services, financial and administrative software solutions, and Internet-enabled connectivity for the healthcare industry. Atlanta-based Per-Se enables integrated delivery systems and physician practices to optimize the profitability of business operations. The leading provider of business management outsourcing services to physicians, Per-Se supports approximately 47,000 physicians and 2,000 healthcare organizations. Per-Se processes more than 240 million medical transactions annually. Additional information is available at www.per-se.com.

SAFE HARBOR STATEMENT

This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include the intent, belief or current expectations of the Company and members of its management team with respect to the cash tender offer and the call, both related to its $160 million outstanding Series B 9 1/2% senior notes, as well as the new senior credit facilities. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and

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uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this press release include, but are not limited to, the satisfaction of certain conditions, including the Company's expectations with respect to cash interest expense savings, source of proceeds to fund the call, further debt reduction and expenses related to the financing transaction. Additional factors that would cause actual results to differ materially from those contemplated within this press release can also be found in the Company's Safe Harbor Compliance Statement included in the Company's Form 10-Q for the quarter ended June 30, 2003, and Form 10-K for the year ended December 31, 2002. The Company disclaims any responsibility to update any forward-looking statements.

This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any securities. The tender offer was made solely by the Tender Offer and Information Statement and related Letter of Transmittal dated August 12, 2003. The CUSIP number for the senior notes is 584028AC8 and the ISN number is US584028AC0.

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